Exhibit 5.1

September 13, 2013

Gas Natural Inc. 1 First Avenue South Great Falls, Montana 59401

Re: Registration Statement on Form S-8 of Gas Natural Inc.

One Cleveland Center 20th Floor 1375 East Ninth Street Cleveland, OH 44114-1793 216.696.8700 www.kjk.com

Ladies and Gentlemen:

Gas Natural Inc., an Ohio corporation (the “Company”), is filing with the Securities and Exchange Commission its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to 500,000 shares of the Company’s common stock, par value $0.15 per share (the “Common Stock”), pursuant to the exercise of options to purchase Common Stock, Restricted Share Awards, Performance Awards, other Stock-based Awards, and Cash Awards (collectively, “Awards”) to be granted under the Company’s 2012 Incentive and Equity Award Plan (the “Plan”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. Capitalized terms used in this opinion letter and not otherwise defined have the meanings attributed to them in the Registration Statement.

In connection with this opinion letter, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Articles of Incorporation of the Company; (ii) the Plan; (iii) resolutions of the board of directors of the Company authorizing the Plan; and (iv) such other documents and instruments as we have deemed necessary for providing this opinion letter.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original document of the copy submitted to us and the authenticity of the original of such copy. We have made such investigations of law as we deem appropriate as a basis for rendering the opinions expressed below, and as to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the Company presently has at least 500,000 authorized and unissued shares of Common Stock from which the 500,000 shares of Common Stock proposed to be sold pursuant to Awards under the Plan may be issued, and (ii) assuming (a) the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance to those persons who receive Awards in accordance with the Plan, and (b) the shares of Common Stock are duly delivered against payment therefore in accordance with the terms of the Plan, the shares of Common Stock issued pursuant to Awards will be validly issued, fully paid and non-assessable.

We express no opinion other than as to matters under the Ohio General Corporation Law. We are qualified to practice law only in the State of Ohio and do not purport to be experts in the laws of any other state.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KOHRMAN JACKSON & KRANTZ P.L.L.

/s/ Christopher J. Hubbert By Christopher J. Hubbert, a partner
V 216.696.8700 F 216.621.6536 One Cleveland Center 20th Floor 1375 East Ninth Street Cleveland, OH 44114-1793 216.696.8700 www.kjk.com Member of: